EXHIBIT 99.2

             Allied Investment House and Voyager Entertainment have Agreed to build a 600 ft. Observation Wheel in the GCC

LAS VEGAS, January 18, 2005 /PRNewswire-FirstCall via COMTEX/ -- Voyager Entertainment International, Inc. (OTC Bulletin Board: VEII), an entertainment development company, announced today that Allied Investment House (AIH) and Voyager Entertainment International Inc. will, through a Joint Venture Agreement, build a 600ft Observation Wheel in the GCC (Gulf Cooperation Council
- which consists of among others, the UAE, Bahrain, Qatar, Oman and several other countries). Within this region, is one of the most powerful and vibrant real estate markets in the world.

Allied Investment House will provide Voyager, 100% of the project financing, up to $150 million. Voyager will design, construct and manage the project. The ownership and operational relationship between AIH and Voyager will be detailed in a Definitive Agreement, to be completed and released within sixty days. Additionally, Voyager and AIH will form a GCC company that will be listed on a stock exchange in the region.

Currently a new design is under development by the Paul Steelman Design Group. This new design will rival the world-class architecture of the region. The new design and location will be unveiled at the signing ceremony for the definitive agreement


Project Information

The location for the project is in a very dynamic real estate market as well as a high tourism area. This site is strategically important for the project as a whole, as well as the Country where it will be located.

Mohammed Khan, CEO of Allied Investment House, stated, "This is one of the most exciting projects to come to the region. We believe the Voyager Orbitor project will become one of the most recognized global icons." Moreover, Aqeel Zaman, head of AIH's Real Estate Development Group, believes the Voyager Wheel Project will be "one of the most iconic, visually stunning and unique development projects in the region."

Richard L. Hannigan Sr. President and CEO of Voyager Entertainment International, Inc. stated, "Signing this joint venture Agreement with Allied Investment House, Inc. solidifies a team effort several months in the making and the start of a long term relationship. We look forward to building this "World Class" project in the GCC and taking our place side by side other architectural icons. This announcement signifies the beginning of Voyager's journey to design, build and manage Observation Wheel projects in the USA as well as international venues.


Allied Investment House

Allied Investment House operating out of the UAE to focus on the GCC and the Middle East.

Since its inception, AIH has successfully funded companies and re-structured their operating methodologies to conform to changing market environments. The overall experience set of the AIH team include transactions that have peaked well past $2 Billion.

  Key areas of focus for AIH include:

         Corporate Finance & Advise (IPO/RTO's, Strategic
         Alliances, restructuring, etc),
         Business Development/International expansion strategies,
         Asset Management (Equities, Alternative asset classes,
         Hedge Funds, etc)
         Mergers & Acquisitions, and
         Real Estate Development.

Allied Investment House offices are located in Washington D.C., Los Angeles, Toronto, Hong Kong, and Dubai.


Voyager Entertainment International, Inc.
Voyager is an entertainment development company that has plans to construct the "World's Tallest Observation Wheel," which we expect to be a 600-foot tall high-tech attraction that would have, upon completion, the capacity of 7,500,000 guests per year with an average individual ride ticket of $18.00. We anticipate that each Observation Wheel would consist of 30 Orbitors seating 20 passengers and making a complete revolution approximately every 27 minutes. Our current Orbitor design consists of its own galley and lavatory to achieve the maximum comfort and safety for our guests.


Statements in is this press release which are not historical, including statements regarding Voyager's or management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995. Such statements include statements that Voyager and Allied Investment House will joint venture where Allied will provide all of the funding of the project and Voyager will design construct and manage the project. There are factors that could have an effect on "forward looking" statements, such as all parties agreeing to the terms and conditions of a definitive agreement to build the project noted above. Since these statements involve risks and uncertainties and are subject to change at any time, Voyager's actual results could differ materially from expected results. Voyager undertakes no obligation to publicly update or revise forward-looking statements whether as a result of new information or otherwise. It is important to note that Voyager's actual results could differ materially from those in any such forward-looking statements. Various factors could cause actual results to differ materially, such as the risk factors listed from time to time in Voyager's filings with the Securities and Exchange Commission, including but not limited to, the annual report on Form 10-KSB for the year ended December 31, 2003, Form 10-QSB for the quarterly period ended March 31, 2004, Form 10-QSB for the quarterly period ended June 30, 2004, and for the quarterly period ended September 30, 2004.


SOURCE Voyager Entertainment International, Inc.
CONTACT: Richard Hannigan, Chief Executive Officer of Voyager Entertainment International, Inc., +1-702-221-8070

URL: http://www.voyager-ent.com
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